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                                                                     Exhibit 5.1

                               GOODWIN PROCTER LLP
                                COUNSELORS AT LAW
                                 EXCHANGE PLACE
                           BOSTON, MASSACHUSETTS 02109


January 31, 2002


Boston Properties, Inc.
111 Huntington Avenue, Suite 300
Boston, Massachusetts 02199-7610

Re: Registration Statement on Form S-8
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Ladies and Gentlemen:

In accordance with Item 601(b)(5) of Regulation S-K, we are furnishing this opinion to you in our capacity as counsel to Boston Properties, Inc. (the "Company") in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and relating to the registration of deferred compensation obligations (the "Obligations") of BP Management, L.P., an affiliate of the Company (the "Sponsor"). The registered Obligations will be offered under the Boston Properties Deferred Compensation Plan (the "Plan") to a select group of management or highly compensated employees of the Sponsor.

In connection with the opinions expressed below, we have been furnished with and have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Plan; (ii) the Company's Amended and Restated Certificate of Incorporation; and (iii) the Company's Amended and Restated By-Laws, each as presently in effect, and such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purpose of this opinion.

For purposes of our examination, we have assumed and have not independently verified the legal capacity of all natural persons, the genuineness of all signatures, the conformity to originals of all documents submitted to us as certified or photostatic copies and the authenticity of all documents submitted to us as originals or used as a basis for certified or photostatic copies.

Members of our firm are admitted to the Bar of the Commonwealth of Massachusetts. We express no opinion as to the laws of any other jurisdiction other than those of the United States of America, the Commonwealth of Massachusetts, and the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Obligations, when established pursuant to the terms of the Plan, will be duly authorized and validly issued and will be legal, valid and binding unsecured general obligations of the Sponsor enforceable in accordance with their terms

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and the terms of the Plan, except as and to the extent such enforceability (a)
may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, and (b) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 Business Lawyer 831 (May
1998).

The opinions expressed herein are being furnished to you solely for your benefit in connection with the Registration Statement, and may not be used or relied upon by you for any other purpose, nor may this opinion be quoted from, circulated, relied upon or otherwise referred to, by any other person or entity without our prior written consent. This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.



Very truly yours,

/s/ Goodwin Procter LLP
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Goodwin Procter LLP